EXHIBIT 10.50
October 20, 2010
Mr. Gregg Lindner
Dear Gregg,
On behalf of Arbitron, I am pleased to offer you the position of Chief Research Officer and Executive Vice President, Service Innovation. As such, you will report directly to Sean Creamer, however you will also have a direct line to CEO William T. Kerr on matters specific to research and service quality. Your base salary will be $375,000.
As of course you are aware, we are continuing to work through the specifics supporting your transition from Scarborough and your full-start date with Arbitron will be dependent on the Partners identifying and hiring a CEO for Scarborough, however it will be no later than January 3, 2011.
The 2010 bonus for which you are eligible at Scarborough will be paid by Scarborough for the months you are a full-time employee there. Should you become a full-time employee of Arbitron prior to December 31, 2010, Arbitron will be responsible for paying a pro-rated share of your Scarborough bonus. The pro-rated bonus amount will be calculated based on actual full-time start date at Arbitron. Should the final amount of your Scarborough bonus bet less than $265,000, Arbitron will increase the pro-rata payment in the amount necessary to bring the total of the annual bonus to $265,000.
Commencing in January 2011, upon meeting the applicable performance criteria established by the Compensation and Human Resources Committee of Arbitron’s Board of Directors (the “Compensation Committee”) in its sole discretion, you will be eligible to receive an annual incentive bonus in an amount equal to 50% of base salary. For performance exceeding such applicable performance criteria in the sole judgment of the Compensation Committee, the annual incentive bonus may be increased to an amount up to 100% of base salary.
Subject to the approval of the Compensation Committee, as soon as practicable on or after your start date Arbitron will grant you an equity award to be valued at two times your base salary on the date of grant, with the award to be determined by the Compensation Committee as a mix of: (i) 75% restricted stock units and (ii) 25% stock options, each with respect to the company’s common stock, par value $0.50 (the “Common Stock”). The value for the restricted stock units will be determined by dividing the target value for the restricted stock units by the Common Stock’s fair market value on the date of grant and the value of the options will be determined using the company’s standard Black-Scholes assumptions applied as of the date of grant.
You will also receive a check in the amount of $15,000 less applicable taxes for relocation assistance. This relocation assistance may be used to cover all related moving expenses, etc. at your discretion. The relocation assistance will be paid shortly after your first day of employment.
You will be eligible to participate in Arbitron’s employee benefits, details of which have been provided you under separate cover.

Prior to your official acceptance of this offer, Arbitron will conduct a standard background investigation. Employment will be contingent on its results meeting Arbitron’s standard employment requirements. Arbitron employees must adhere to our Policy on Alcohol and other Drugs. As a condition of your employment, you must read and sign the Employee Disclosure Assignment Agreement and also the Company’s Code of Conduct.
In compliance with the Immigration Reform and Control Act of 1986, you will be required to complete the Employment Eligibility Verification Form I-9. You will need to provide the necessary documents to establish your identity and employment eligibility.
For clarification and protection of both you and the Company, your acceptance of this offer represents the sole agreement between you and Arbitron. No prior promises, representations and understandings relative to any terms and conditions of your employment are to be considered part of this agreement unless expressed in this letter.
Please confirm your acceptance of this offer by signing and returning a copy of this letter.
Gregg, I am excited about working with you again and particularly delighted to have you in this new role. Speaking for all of us, we very much look forward to your joining Arbitron.

Sincerely,
/s/ Marilou B. Legge
Marilou Legge
Executive Vice President, Organization Effectiveness and Corporate Communications

/s/ Gregg Lindner
October 18, 2010